Exhibit 99.1

CervoMed Announces Publication of Two Peer-Reviewed Research Articles Supporting Neflamapimod as a Potential Treatment for Dementia with Lewy Bodies (DLB)

Placebo-controlled results of RewinD-LB clinical trial published in Alzheimer’s Research & Therapy provides further evidence of the potential of neflamapimod to slow clinical disease progression in DLB

Translational research findings published in Cells demonstrate that neflamapimod blocks a key mechanism by which neuroinflammation damages neurons in DLB and other neurodegenerative diseases

BOSTON, October 29, 2026 -- CervoMed Inc. (NASDAQ: CRVO) (CervoMed or the Company) today announced that results from placebo-controlled phase of the Phase 2b RewinD-LB clinical trial of neflamapimod in dementia with Lewy bodies (DLB) have been published in Alzheimer's Research & Therapy. The paper follows another recent publication in Cells reporting preclinical and clinical data that demonstrated neflamapimod’s inhibition of IL-1β signaling and modulation of neuroinflammatory processes implicated in cognitive decline in DLB and other neurodegenerative diseases.

“The placebo-controlled RewinD-LB data set, together with the Phase 2a results, provides encouraging evidence that neflamapimod may be an effective treatment for DLB and that further clinical evaluation is warranted,” said John-Paul Taylor, MBBS, MRCPsych, PhD, Professor of Translational Dementia Research at Newcastle University, chief investigator of the RewinD-LB trial in the United Kingdom and first author of the Alzheimer’s Research & Therapy publication. “Taken together, these two important publications suggest that neflamapimod may be able to act on the underlying disease processes in DLB and make a meaningful difference for patients and caregivers who currently have limited therapeutic options.”

“These publications demonstrate beneficial effects of neflamapimod on clinical endpoints and biomarkers of the underlying disease process that follow a consistent plasma drug-response relationship, with activity most evident at trough plasma concentrations of approximately 4 ng/mL or higher,” said Dr. John Alam, Founder and CEO of CervoMed. “We believe the alignment of clinical, biomarker, and imaging findings supports further development, particularly in patients without Alzheimer’s disease co-pathology, and reinforces the rationale for a 100 mg twice-daily dose using the new tablet formulation. This regimen is projected to achieve target trough concentrations in more than 90% of participants, providing more consistent drug exposure within the range associated with clinical activity in our prior clinical trials without substantially increasing peak concentrations or overall exposure.”

Alzheimer's Research & Therapy Publication

Title: A Phase 2b Randomized Clinical Trial of the Oral p38α Inhibitor Neflamapimod in Dementia with Lewy Bodies (DLB)

The publication reports results from the placebo-controlled phase of CervoMed’s Phase 2b RewinD-LB clinical trial, a 159-patient trial of neflamapimod 40 mg, three times daily. Key findings from the study include:

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Neflamapimod did not confirm the results of CervoMed’s Phase 2a AscenD-LB clinical trial with respect to the primary outcome measure, change in Clinical Dementia Rating Sum of Boxes (CDR-SB), in the full intention-to-treat population.

●	In an MRI substudy, neflamapimod demonstrated a statistically significant increase in right basal forebrain volume compared with placebo, consistent with an effect on the underlying disease process.

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On CDR-SB, neflamapimod showed greater benefit versus placebo in patients without Alzheimer’s disease (AD) co-pathology, as identified by low blood pTau181 levels. Placebo-adjusted differences were −0.51 points (95% CI: −1.16 to 0.13) at pTau181 <23 pg/mL (54 neflamapimod; 56 placebo) and −0.70 points (95% CI: −1.42 to 0.01) <21 pg/mL (46 neflamapimod; 44 placebo). These results replicate earlier Phase 2a findings.

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Patients with drug blood levels above the study median (3.64 ng/mL) showed CDR-SB treatment effects comparable to those seen in Phase 2a; patients below the median did not. This suggests that lower-than-intended drug exposure from capsules used in the placebo-controlled phase contributed to the trial not confirming the Phase 2a results in the overall patient population.

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Data from the extension phase of the Phase 2b clinical trial supports the plasma-drug exposure relationship: patients who reached target drug blood levels had improved CDR-SB outcomes. Full results from the 32-week extension phase are expected to be reported in a separate publication.

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Neflamapimod was well tolerated, with the incidence of discontinuation due to adverse events being 2.5% with neflamapimod and 1.3% with placebo. Only one of these events was considered possibly drug related, which was transient (normalized with treatment discontinuation) elevations in liver enzyme levels in a neflamapimod recipient with a pre-existing liver condition.

Cells Publication

Title: Targeting Pro-Inflammatory Interleukin-1 Beta Signaling to Modulate Neuroinflammatory Processes Associated with Cognitive Decline in Dementia with Lewy Bodies

The publication reports preclinical and clinical data showing that neflamapimod potently inhibited IL-1β signaling. The data support the hypothesis that neflamapimod modulates neuroinflammatory processes implicated in cognitive decline in DLB, and potentially AD. Key findings include:

●	Neflamapimod potently inhibited IL-1β-induced IL-6 and IL-8 production in human peripheral blood mononuclear cells (EC50 approximately 3 ng/mL).

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Neflamapimod reduced cerebrospinal fluid IL-6 and IL-8 levels in patients with early AD. In patients with DLB, it increased the plasma Aβ42/40 ratio and reduced plasma glial fibrillary acidic protein levels.

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Pharmacokinetic–pharmacodynamic analyses identified a trough plasma concentration threshold of approximately 4 ng/mL for pharmacological activity, consistent with in vitro potency and clinical findings.

About Dementia with Lewy Bodies

DLB is the second most common progressive dementia after AD, affecting millions worldwide. Patients may experience a combination of decline in cognitive function, cognitive fluctuations, visual hallucinations, and sleep disorders, as well as motor symptoms similar to Parkinson’s disease. There are no approved treatments for DLB in the United States or European Union, and the current standard-of-care therapies only temporarily relieve symptoms.

About Neflamapimod
Neflamapimod is an investigational, orally administered small-molecule drug that readily crosses the blood-brain barrier and selectively inhibits the alpha isoform of p38 MAP kinase, a key driver of neuroinflammation and synaptic dysfunction. By targeting the critical disease processes underlying degenerative disorders of the brain, neflamapimod has the potential to reverse synaptic dysfunction, improve neuron health, and slow or prevent disease progression. Neflamapimod is currently in clinical development for the treatment of DLB, recovery after ischemic stroke, and primary progressive aphasia.

In nonclinical studies, neflamapimod restored synaptic function within the basal forebrain cholinergic system, the brain region most affected in DLB. Across Phase 1 and 2 clinical trials involving more than 800 participants, the drug has been generally well tolerated and demonstrated consistent signals of efficacy. In the 91-patient Phase 2a AscenD-LB trial, neflamapimod significantly improved dementia severity and functional mobility in patients with DLB. Results from the 159-patient Phase 2b RewinD-LB trial, a 16-week randomized, double-blind, placebo-controlled trial followed by a 32-week neflamapimod-only extension, further supported neflamapimod’s potential to deliver meaningful clinical benefit, improving both cognitive and functional outcomes and showing positive effects on key markers of neurodegeneration, one by structural MRI and one a blood-based biomarker. Across both studies, the greatest benefits were observed in patients without AD co-pathology. Collectively, these findings underscore the therapeutic promise and scientific validity of neflamapimod as a potential treatment for DLB and other degenerative brain disorders.

About CervoMed

CervoMed is a clinical-stage company developing treatments for age-related brain disorders. Its lead drug candidate, neflamapimod, is an oral small molecule targeting critical disease processes underlying degenerative disorders of the brain by inhibiting a key enzyme involved in neuroinflammation and neurodegeneration. CervoMed’s Phase 2b RewinD-LB clinical trial evaluated neflamapimod in patients with DLB, enriched for those without Alzheimer’s disease (AD) co-pathology. In November 2025, CervoMed announced alignment with the FDA on a potential registration path for neflamapimod in DLB, and the Company is currently focused on identifying a strategic partner to advance neflamapimod into a Phase 3 trial in DLB. CervoMed reported initial 12-week biomarker data from its ongoing Phase 2a clinical trial in nfvPPA in October 2026 and expects to present 24-week biomarker data at CTAD in November 2026. The Company also expects to initiate the EXPERTS-ALS Phase 2a clinical trial in the fourth quarter of 2026.

Forward-Looking Statements
This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to: the Company’s need to acquire sufficient funding, including funding (through a strategic partnership or otherwise) for any Phase 3 trial in patients with DLB, and ability to continue as a going concern; the Company’s plan to focus on strategic partnering to advance neflamapimod into Phase 3 for DLB and the timing of entering into any such partnership, if at all; the therapeutic potential of neflamapimod in DLB, nfvPPA, amyotrophic lateral sclerosis (ALS), or any other indication, including the degree of sustainability of any therapeutic effects, its potential impact on the rate of disease progression and/or clinical worsening, the optimal dosing regimen to achieve therapeutic effects, or any other treatment effects observed in any clinical trial on any clinical, biomarker, or other outcome measure; the extent to which changes in biomarkers may predict or correlate with clinical benefit in any indication; the anticipated timing and achievement of clinical and development milestones, including the Company’s initiation of any Phase 3 trial in patients with DLB; the additional anticipated data readouts from the Company’s Phase 2a trial in nfvPPA and the anticipated dosing of the first patient with neflamapimod in the EXPERTS-ALS trial; any other expected or implied benefits, results, or expectations with respect to neflamapimod, including the extent (if any) to which neflamapimod may demonstrate efficacy or other clinical or biomarker improvements in patients or the timing of any regulatory submissions and potential approvals thereof, if any, in DLB, nfvPPA, ALS, or any other indication. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “aims,” “seeks,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” “target,” “project,” “contemplate,” “predict,” “forecast,” “continue,” “encouraging,” “signal,” or other words that convey uncertainty of future events or outcomes (including the negative of these terms) may identify these forward-looking statements. Although the Company believes it has a reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources, the availability of additional funds on acceptable terms or at all, and the Company’s ability to continue as a going concern; the results of the Company’s clinical trials, including, with respect to certain trials, the open-label nature of the results; the small number of participants in the trial, the absence of placebo or other control group during the open-label treatment period, and the risk that later data from the trial may not be consistent with the initial results; the risk that certain biomarkers may not be accepted by the FDA or other regulators as a surrogate for, or predictor of, clinical benefit; the Company’s ability to successfully enter into a partnership to advance neflamapimod into Phase 3 for DLB in a timely manner, on acceptable terms, or at all; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the FDA or other regulators; the Company’s ability to maintain the intellectual property protection afforded by the Company’s patent portfolio; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the US Securities and Exchange Commission (SEC) on March 13, 2026, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Contacts

Media:
Biongage Communications
lisa.guiterman@gmail.com
202-330-3431

Investor Relations:
Argot Partners
cervomed@argotpartners.com
212-600-1902